Exhibit 4.2

PRIVATE SUBSCRIPTION LETTER

To:	Maxclean Holdings Ltd
(the “Company”)

Room 609~612, Wealth Commercial Centre,
48 Kwong Wa Street,
Kowloon, Hong Kong.

Date:

Dear Sirs:

Re: Application for Shares in the Company

I/We am/are the addressee of copy number 1 of the Private Subscription Memorandum issued by the Company (“Private Subscription Memorandum”) on  August 11, 2011.

Terms used in this Private Subscription Letter have the same meaning as those terms in the Private Subscription Memorandum.

I/We hereby apply to subscribe in cash for xxxxxx ordinary shares of US$0.0001 in the Company (“Shares”) at a subscription price of US$0.05 per Share (“Subscription Price”) pursuant to the Private Subscription Memorandum and subject to the terms and conditions contained therein. I/We confirm that this Private Subscription Letter is an absolute, binding and irrevocable commitment on my/our part and my/our commitment is not subject to any right of rescission for breach of warranty, any event of force majeure or by reason of changes in market conditions or political event. Any right to terminate or rescind my/our commitment under this Private Subscription Letter by operation of law or otherwise is excluded to the fullest extent permitted by law.

I/We understand that my/our application is subject to acceptance by the Company and the Company has the absolute discretion in deciding whether to accept my/our application and if so, the number of Shares (not exceeding the number for Shares applied for) to be allocated to me/us (“Allocated Shares”).

I/We undertake and agree to accept the allotment of the Shares applied for, or any lesser number of Shares allocated to me/us by the Company on this application. I acknowledge that my/our obligation to subscribe for the Shares is unconditional.

I/We further acknowledge that we have funds legitimately located in Hong Kong and undertake to pay the subscription money of US$[ ] representing the aggregate of the Subscription Price for the Allocated Shares (“Subscription Money”) allocated to me/us by October 15, 2011 in the form of a certified check, bank draft or wired funds into the following account and in accordance with the Closing Instructions (which have been given to me/us):

Hang Sang Bank
Account name:  Li and Lai
Account number: 773-865-399-883
Swift code: HASE HKHH
Reference: Maxclean PP

I/we irrevocably and unconditionally authorise the Company to complete, on my/ our behalf, any application for Shares and all other necessary application forms/transfer documents required in connection with the subscription of the Allocated Shares and for the registration of the Allocated Shares in my/our name. In the event that I/we fail to pay the Subscription Money by August 30, 2011, the Company shall be entitled to forfeit the Allocated Shares and the Company shall have the right to allot such number of Shares to other parties as it wishes. In such event, all obligations and liabilities on the part of the Company arising in connection with this Private Subscription Letter shall cease and determine, but without prejudice to any claim which the Company may have against me/us arising out of my/our failure to comply with my/our obligations under this Private Subscription Letter. I/We agree to indemnify and keep indemnified the Company in respect of any damages and losses which it may suffer as a result of me/us not paying the Subscription Money in time.

I/We hereby confirm that:

1.	I/We have read the Private Subscription Memorandum in full;

2.	I/We understand all terms, conditions and restrictions set out in the Private Subscription Memorandum and agree to be bound by them;

3.	I/We have made my/our decision to subscribe for Shares, having regard to my/our own investment experience, circumstance and objectives and having sought independent professional advice as I/we consider necessary;

4.
My/our decision to apply for subscription of Shares is based solely on information contained in the Private Subscription Memorandum and that I/we have not relied on any other information in respect of the Company or the Group that may come into in my/our possession;

5.
I/we confirm that  I am/we are fully aware that Messrs. Li and Lai, Solicitors (“Li and Lai”) has been engaged by the Company as legal adviser for the closing procedure relating to its private subscription for Shares (the “Subscription”);

6.
I/we confirm that I am/we are fully aware that “ Li and Lai” has not been engaged for the drafting, preparing and reviewing of the Private Subscription Memorandum, Private Subscription Letter and Business Summary (the “Subscription Information”) nor performing nor verifying the due diligence on any information and documents in relation to Subscription Information provided by the Company to us/me in connection with the Subscription;

7.	I/we confirm I/we have relied on my/our own judgment and due diligence for my/our investment decision for the subscription of the shares in connection with the Subscription.

8.	I/we confirm that I am/we are fully aware that “Li and Lai” has been engaged to act solely for the Company and has not been engaged to act for us/me;

9.	I/we confirm that I/we have been advised by the Company to seek independent legal and/or financial advice for the Subscription;

10.	I/we confirm that the board of directors of the Company has confirmed that any information and documents in relation to Subscription Information provided to me/us are true, accurate and not misleading and there are no other facts the omission of which would make any information contained therein misleading;

11.
I/we confirm that I/we have not placed any reliance on representation made by “Li and Lai” in relation to our/my investment decision for the subscription of the shares of the Company in connection with the Subscription, therefore I/we shall not hold “Li and Lai” liable to any damages and/or losses I/we may suffer, which may arise under any circumstances in connection with the Subscription;

12.	I am/We are not, and am/are not subscribing the Shares for the account or benefit of, a U.S. Person (as defined in Regulations of the U.S. Securities Act of 1993);

13.
None of the Company or its affiliates, nor any of its directors, officers, agents, employees or professional advisers will be liable for any information or omission in the Private Subscription Memorandum;

14.
I/We will on demand indemnify and keep indemnified the Company, its affiliates, and its directors, officers, agents and employees for losses or liabilities incurred by any of them arising out of or in connection with any breach of the terms of this Private Subscription Letter or any obligations hereunder;

15.
My/Our application for Shares will not contravene or result in a contravention of any securities law or regulation of any jurisdiction or any other laws of any jurisdiction to which I am/we are subject or which may otherwise be applicable to me/us in connection with my/our application for Shares;

16.
I/We had at all material times and still have full power and authority to enter into this letter to subscribe for the Shares for my/our own account or for the account of one or more  persons  for  whom  I/we  exercise  investment  discretion  and  this  Private Subscription  Letter  constitutes  a  valid  and  legally  binding  obligation  and  is enforceable on me/us in accordance with its terms;

17.	I/We have completed and executed the attached accredited investor form and the same shall form an integrated part of this Private Subscription Letter.

18.
All information set out in this Private Subscription Letter relating to me/us and all representations and warranties made by me/us in the attached Investor Identification/Category Form (Hong Kong) is true, accurate and complete in all respects and that the Company is relying on such information, representations and warranties provided or made by me/us in allotting the Shares to me/us;

19.	I/We will comply strictly with the terms of this Private Subscription Letter and the attached Investor Identification/Category Form (Hong Kong);

20.	I/We will not disclose this Private Subscription Letter to any third party without the Company’s prior written consent.

21.
I/We acknowledge and understand that I/we am/are advised to exercise caution in relation to the offering.  I/We understand that I/we have been recommended to obtain independent professional advice in relation to my/our intended Subscription.

For the purpose of the Company’s records, I/we set out the following details:

Full name in English:
Passport #/HK ID #/~~Business Registration~~ #:

Address:

Occupation:

Yours faithfully

If Applicant is an individual	If Applicant is not an individual

Signature of individual	Authorized signatory

Name of Applicant : XXXXXXXXX	Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

INVESTOR IDENTIFICATION / CATEGORY FORM (HONG KONG)

In connection with the execution of the Private Subscription Letter to which this Form is attached, the undersigned (the “Applicant”) represents and warrants to Maxclean Holdings Ltd that the Applicant satisfies one or more of the categories indicated below(Note) (please place an “X” on the appropriate lines):

Category 1
Professional investors as defined in Section 1 of Part 1 of Schedule 1 to the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong SAR), including but not limited to, authorized financial institutions, authorized insurance companies and banks which are not authorized financial institutions but are regulated under the law of any place outside Hong Kong SAR.

Category 2
High net worth individuals under Professional investors as defined in Section 3 of the Securities and Futures (Professional Investors) Rules (Chapter 571D of the laws of Hong Kong SAR), including but not limited to, any trust corporation having been entrusted under the trust or trusts of which it acts as a trustee with total assets of not less than HK$40  million  or  its  equivalent  in  any  foreign  currency,  any individual, either alone or with any of his associates on a joint account, having a portfolio of not less than HK$8 million or its equivalent in any foreign currency, any corporation or partnership having a portfolio of not less than $8 million or its equivalent in any foreign currency or total assets of not less than HK$40 million or its equivalent in any foreign currency..

Category 3
Any corporation the sole business of which is to hold investments and which is wholly owned by an individual who, either alone or with any of his associates on a joint account, falls within Category 2.

X	Category 4	Qualifying persons which include bona fide current and former directors, employees, consultants of Maxclean Holdings Ltd and their respective dependents.

Note:	If you are in doubt as to whether you are qualified to fall within the categories indicated above, you are advised to consult your professional advisors.

The statements made in this Form are true and accurate as of the date of signing and will be true and accurate as of the Closing Date (as defined in the Private Subscription Memorandum). If any such representations and warranties shall cease to be true and accurate at any time prior to Closing (as defined in the Private Subscription Memorandum), the Applicant will promptly notify Maxclean Holdings Ltd .

Dated:

If Applicant is an individual	If Applicant is not an individual

Signature of individual	Authorized signatory

Name of Applicant : XXXXXXXXX	Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)